Exhibit 99.1

Royale Energy Announces First Quarter Earnings of 12 Cents Per Share and Declares Stock Dividend

Thursday May 8, 7:15 AM EDT
SAN DIEGO, May 8, 2003 (BUSINESS WIRE) -- Royale Energy Inc. (ROYL) earned 12 cents per share for the first quarter of 2003.

For the quarter-ended March 31, 2003, the company reported revenues of $3,994,788, an increase of 61.5% over the same period last year. For the three months ended March 31, 2003, the company reported net income of $585,061 or $0.12 per basic share and $0.11 per diluted share for first quarter 2003 as compared to a loss of $0.05 per basic and fully diluted share during the same period the prior year.

Royale Energy's Board of Directors also declared its third consecutive 15% stock dividend. The dividend will be paid in four equal quarterly payments to stockholders of record on the last business day of each quarter, beginning June 30, 2003.

The company's Chief Financial Officer and Executive Vice President, Stephen Hosmer, said, "Because of the growth of the company and the strong industry fundamentals of natural gas, the company is confident in its ability to continue increasing production revenue and income over the next year."

The company's President and Chief Executive Officer, Don Hosmer, stated, "The issuance of the dividend shares will accelerate the growth benefit to the company's shareholders."

	For the three months ended March 30
	2003	2002
	(Unaudited)	(Unaudited)
Revenues
Sale of oil and gas	$ 2,145,480	$ 875,770
Turnkey drilling	1,688,644	1,442,367
Supervisory fees and other	160,664	154,349

Total Revenues	3,994,788	2,472,486

Costs and Expenses
General and administrative	786,273	628,479
Turnkey drilling and development	1,110,768	758,356
Lease operating	300,408	434,702
Lease impairment	296,649	0
Legal and accounting	296,108	352,284
Marketing	124,001	194,807
Depreciation, depletion and amortization	394,079	332,775

Total Costs and Expenses	3,308,286	2,701,403

Income (Loss) from Operations	686,502	(228,917)

Other Expense
Interest expense	50,575	4,795

Income Before Income Tax Expense	(635,927)	(233,712)
Income Tax Provision	50,866	0

Net Income (Loss)	$ 585,061	($ 233,712)

Diluted Earnings Per Share	$ 0.11	($ 0.05)

Basic Earnings Per Share	$ 0.12	($ 0.05)

Natural Gas Production (MCFE)	416,495	370,152

Natural gas production for the first quarter increased to 416,495 MCF equivalent from 370,152 MCF equivalent in the first quarter 2002, a 12.5% increase. The company is benefiting from the record number of successful wells drilled in the year-ended 2002 and the first quarter 2003.

Royale Energy Inc. is an independent producer of natural gas and oil primarily in California. Headquartered in San Diego, the company applies modern computer-aided exploration technologies in the exploration and development of oil and/or natural gas.

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the forward-looking statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

SOURCE: Royale Energy Inc.

CONTACT: Royale Energy, San Diego
Andrea Wasilew, 619/881-2800

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